EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is made as of September 5, 2023 (the “Effective Date”) by and among DEP Nevada, Inc. (the “Seller”), NMG OH P1, LLC d/b/a Body and Mind, an Ohio limited liability company (“Company”), and LMTB LLC, an Ohio limited liability company (“Buyer” and collectively with the Seller, the “Parties” and each individually a “Party”).

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the membership interests (the “Units”) of Company as is more specifically set for on Exhibit A attached hereto.

WHEREAS, Company (a) holds one Ohio Medical Marijuana Processor License, License Number (MMCPP00095) (the “License”) issued by the State of Ohio Department of Commerce (“Regulator”) that grants Company the right to manufacture medical marijuana products (the “Facility”) located at 719 Sugar Lane, Elyria, Ohio 44035 (the “Property”); and (b) owns or leases all assets used in or necessary or desirable for the operation of the Facility.

WHEREAS, Buyer, Seller, and Company intend to enter into this Agreement pursuant to which Seller proposes to sell to Buyer, and Buyer proposes to purchase from Seller, the Units.

NOW THEREFORE, in consideration of the foregoing Recitals, and the representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

“Act” means Chapter 3796 of the Ohio Revised Code. “Actual Working Capital” is defined in Section 2.3.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aged Payables” means those liabilities of the Company that have existed on the books and records of the Company for over thirty (30) days.

“Agreement” is defined in the preamble.

“Annual Financial Statements” is defined in Section 4.15.

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“Applications” means any and all applications, documentation, and correspondence provided to, and received from, the Regulatory Authorities or a state, county, city or local governmental entity involving the applications for, and transfer of, the License or any additional licenses relating to or useful in the Business.

“Balance Sheet Date” is defined in Section 4.16.

“Business” is the operation at the Property of a state-compliant medical marijuana processor business pursuant to the License and all other permits and consents required by governmental authorities, in the State of Ohio, including all assets of Company used in the operation of the Facility.

“BOP” means the State of Ohio Board of Pharmacy, or its successor agencies as may be determined by modification to the laws of the State of Ohio.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 10.1.

“Cash” means an amount equal to the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of Seller. For the avoidance of doubt, “Cash” shall be calculated net of restricted cash (including any amounts that are not freely available), issued but uncleared checks and drafts, and cash held temporarily for the benefit of another Person, and shall include checks and wire transfers and drafts deposited or available for deposit for the account of Seller (without duplication), and may be a positive or negative number.

“Closing” is defined in Article III.

“Closing Balance Sheet” is defined in Section 2.4(b). “Closing Cash” is defined in Section 2.4(b). “Closing Conditions” is defined in Article IX. “Closing Date” is defined in Article III.

“Closing Working Capital” is defined in Section 2.4(b). “Code” is defined in Section 2.12.

“Confidential Information” is defined in Section 8.1(c).

“Damages” means any and all claims, damages, losses, liabilities and expenses of every nature (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding).

“Department Approval” is defined in Section 9.2.

“Deposit” is defined in Section 2.2(a).

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“Environmental Laws” means any and all past and present laws of the United States, any state or political subdivision or any other nation or political subdivision, for the protection of the environment or human health and safety, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other governmental entity under such laws, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 9601 et seq.

“Escrow Agent” is defined as Murphy Schiller & Wilkes LLP, a limited liability partnership.

“Estimated Balance Sheet” is defined in Section 2.4(a). “Estimated Cash” is defined in Section 2.4(a).

“Estimated Working Capital” is defined in Section 2.4(a). “Expiration Date” is defined in Article III.

“Federal Cannabis Laws” is defined in Section 11.6.

“FG Loan Documents” means that loan agreement between FG Agency Lending, LLC, as the Agent, and Bomind Holdings LLC (together with its successors and assigns), as Lender, and the Loan Parties defined therein, dated July 19, 2021, as amended on November 30, 2021, on June 14, 2022, on December 12, 2022 and December 16, 2022.

“Final Balance Sheet” is defined in Section 2.4(c). “Final Cash” is defined in Section 2.4(c).

“Final Payment” is defined in Section 2.2(a)(ii). “Final Working Capital” is defined in Section 2.4(c). “Financial Statements” is defined in Section 4.15.

“Fundamental Reps” means the representations and warranties set forth in Section 4.1 (Organization, Qualification, and Power; Capacity), 4.2 (Validity and Execution), 4.3 (Units), 4.6 (Noncontravention; Notices and Consents), 4.7 (Compliance with Laws), 4.11 (Tax Matters), 4.14 (No Brokers), 4.15 (Permits and Licenses), 4.22 (Federal Law), 5.1 (Incorporation and Good Standing), 5.2 (Validity and Execution), 5.3 (No Brokers), 5.4 (Federal Law), 5.5 (Noncontravention; Notices and Consents).

“Hazardous Substance” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any such substance or waste, which is, from time to time, regulated by or defined by any Environmental Law.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended and all rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (including accounts payable and accrued liabilities of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iv) all obligations of such Person secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of property subject to such mortgage or Encumbrance, (v) all obligations under leases which shall have been or are required to be recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by an Encumbrance on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (vii) above, whether resulting from their payment or discharge or otherwise, (ix) any refinancing of any of the foregoing obligations, and (x) all obligations of a type referred to in clause (i) through (ix) above which are directly or indirectly guaranteed by such Person or under which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss.

“Indemnified Party” means the party seeking indemnification under Sections 10.1 or 10.1(d).

“Indemnifying Party” means the party against whom indemnity is sought.

“Independent Accounting Firm” means an accounting firm mutually agreeable to both Buyer and Seller, which firm shall not have had a material relationship with either Party, nor any of their respective affiliates, within four (4) years preceding the Closing Date.

“Interim Financial Statements” is defined in Section 4.16.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Stephen “Trip” Hoffman after reasonable investigation and due inquiry of their direct reports.

“Letter of Intent” means that certain term sheet for an acquisition of the membership interests of NMG OH P1, LLC (Body and Mind) by and among Buyer, Seller, and the Company, dated as of May 24, 2023.

“Liability” means any liability of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable or otherwise).

“License” is defined in the recitals.

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“Material Adverse Effect” means, with respect to any Person, any fact, circumstance, condition, event, occurrence or change that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the condition (financial or otherwise), results of operations, business, assets, liabilities, or prospects of such Person.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Protected Business Contacts” means any customer, prospective customer, employee, independent contractor, supplier, vendor, investor, strategic partner, joint venturer or similar business partner of Company or Buyer or any other Person with whom Company or Buyer has a business relationship, and any Persons in which any Seller has an ownership interest.

“Protected Personnel” means an employee, independent contractor or consultant, of the Business (or who is or was during the during the twelve (12) month period preceding any action restricted by this Agreement the subject of the Company’s, Buyer’s or its affiliate’s and/or subsidiary’s recruitment efforts or is an employee of Buyer or its affiliates and/or subsidiaries).

“Proxy Date” means that certain number of days following the Effective Date, whereby the Parties would have reasonably expected to receive all approvals to transfer the license from the Regulators, which shall be equal to the Third-Party Transaction Approval Timeline.

“Regulator” is defined in the recitals.

“Regulatory Authorities” means the Regulator and any and all other regulatory, legal, governmental, or oversight bodies or agencies with actual or apparent authority over the Applications for or issuance / transfer / substitution / possession of the License, including without limitation the Regulator.

“Restricted Period” means the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date.

“Seller” is defined in the preamble.

“Seller Expenses” means (a) all costs, fees and expenses payable by Company or Seller in connection with the negotiation, execution, and delivery of this Agreement or the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys, accountants, investment bankers and other professional advisors and other service providers relating to the transactions contemplated hereby, (b) any and all change in control, transaction bonus, severance or similar amounts payable to any current or former officer, employee, or director of Company that are or become payable, either alone or in combination with any other event, as a result of the consummation of the transactions contemplated by this Agreement, as well as the employer portion of any payroll, employment or similar Taxes incurred with respect thereto, (c) broker’s, finders or similar fees, expenses or compensation payable by Seller or Company upon or in connection with the transactions contemplated hereby, and (d) any amount due or payable by Company to Seller that is accrued or unpaid as of the Closing Date.

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“Seller Group” is defined in Section 8.2(b).

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Submission Date” is defined in Section 8.1(d).

“Target Working Capital” means an amount equal to Zero Dollars ($0.00).

“Tax” or “Taxes” means (a) any and all domestic or foreign, federal, state, local or other taxes, levies, fees, imposts, or duties of any kind (together with any and all interest, fines, assessments, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authorities, including, without limitation (i) taxes with respect to income, franchises, windfall or other profits and gross receipts and (ii) real or personal property, sales, use, goods and services, excise, capital stock, employment, unemployment, social security, unclaimed property, payroll, customs duties, transfer, license, branch, utility, severance, production, occupation, premium, workers’ compensation or net worth, capital gains and taxes in the nature of excise, withholding, ad valorem or value added whether disputed or not; and (b) any transferee, successor, or similar liability or other obligation of any person in respect of any of the items described in clause (a) of this definition.

“Tax Return” means collectively, any material returns, declarations, reports, information returns, and statements, and other documents relating to Taxes.

“Term” is defined in Article III.

“Third Party Claim” is defined in Section 10.3(a)(i).

“Third-Party Transaction” means a certain equity purchase agreement between Seller and a third-party, whereby Seller sold all issued and outstanding equity of NMG OH 1, LLC. In connection with the Third-Party Transaction, Seller and NMG OH 1, LLC shall file with the BOP a Medical Marijuana Dispensary Change in Ownership.

“Third-Party Transaction Approval Timeline” shall mean the number of days between Seller’s submission for BOP approval of the Third-Party Transaction and the date in which BOP approval was actually received for the Third-Party Transaction. On the date in which the Sellers receive such BOP approval for the Third-Party Transaction, the Parties shall sign a separate document confirming the length of the Third-Party Transaction Approval Timeline.

“Transaction Expenses” is defined as any fees or expenses incurred or paid by either Party in connection with this Agreement and the transactions contemplated hereby.

“Transfer” is defined in Section 8.2(a).

“Transfer Application” is defined in Section 8.1(d).

“Units” is defined in the recitals.

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“Working Capital” is defined in Section 2.3.

“Working Capital Adjustment” is defined in Section 2.3.

ARTICLE II

PURCHASE; SALE; TERMINATION

2.1

Purchase and Sale. At Closing, Buyer will purchase and Seller will sell, transfer, assign and deliver to Buyer or its designees or assigns, on a cash-free, debt-free basis, all of the Units, free and clear of all Encumbrances.

2.2

Purchase Price. The total consideration for the Units (the “Purchase Price”) shall be Two Million and 00/100 Dollars ($2,000,000.00). Subject to the terms and conditions of this Agreement, and subject to the Working Capital Adjustment, the Purchase Price will be paid and disbursed as follows:

(a)

Within three (3) days from the Effective Date, Buyer shall deposit One Million and 00/100 Dollars ($1,000,000.00) with the Escrow Agent agreed upon by the Parties (the “Deposit”). The Deposit is to be held in an interest-bearing account, if possible.

(b)	If, on the earlier of (i) the Closing Date or (ii) the Proxy Date, there exists an outstanding balance of principal or interest under the FG Loan Documents, then:

(1)	The Parties shall instruct the Escrow Agent to pay and disburse the Deposit (plus any accrued interest) to FG Agency Lending, LLC; and

(2)	Buyer shall pay the Purchase Price less the Deposit (plus any accrued interest) (the “Final Payment”) to FG Agency Lending, LLC.

(c)	If, on the earlier of (i) the Closing Date or (ii) the Proxy Date, there is no outstanding balance of principal or interest under the FG Loan Documents, then:

(1)	The Parties shall instruct the Escrow Agent to pay and disburse the Deposit (plus any accrued interest) to Seller; and

(2)	Buyer shall pay the Final Payment to Seller.

(d)

All disbursements to FG Agency Lending, LLC shall be treated as payments toward any outstanding principal or interest owing under the FG Loan Documents and shall be treated as satisfaction of Buyer’s obligation to pay the commensurate amount of the Purchase Price as if it had been paid directly to Seller. Payment of the Purchase Price as set forth above shall not absolve or release Seller from any obligation to proceed to Closing.

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2.3

Working Capital. In determining the Purchase Price herein, the Parties assume that, as of the Closing Date, the Company will have on hand Working Capital in an amount equal to the Target Working Capital. The Parties agree to decrease or increase the Purchase Price (the “Working Capital Adjustment”) in the event the Company’s actual Working Capital on the Closing Date (“Actual Working Capital”) varies from the Target Working Capital. As used herein, “Working Capital” shall be calculated from the input values at the end of the business day on the day prior to the Closing Date, as the value of all liquid assets (including, without limitation, cash, accounts receivable, inventory, pre-paid rent, pre-paid license fees, pre-paid expenses, pre-paid insurance premiums, and pre-paid taxes minus the value of all liquid liabilities (including, without limitation accounts payable, rent due or accrued, accrued expenses, taxes due).

2.4	Purchase Price Adjustment.

(a)	No later than ten (10) days following the execution of this Agreement, Seller shall provide a draft statement of financial position, which includes, without limitation, an accurate balance sheet reflecting Company’s Actual Working Capital, and Seller’s good faith calculations reflecting the Working Capital Adjustment (if any) (the “Draft Statement of Financial Position”). No later than ten (10) days following the Closing Date, Seller shall provide a second draft statement of financial position (the “Second Draft Statement of Financial Position”) to Buyer. Buyer agrees and acknowledges that the final statement of financial position (the “Final Statement of Financial Position”) may take up to a year or more following the Closing Date to be determined as it will involve income tax calculations that depend on full-tax-year inputs to properly pro-rate income taxes due by Company up to the execution date of this Agreement.

(b)	Upon receipt of the Final Statement of Financial Position, Buyer shall review same for accuracy. No later than ninety (90) days following Buyer’s receipt of the Final Statement of Financial Position, Buyer shall prepare and deliver to the Seller an adjusted Final Statement of Financial Position, which shall include, without limitation, an adjusted balance sheet reflecting Buyer’s good faith determination of Company’s Actual Working Capital and Buyer’s good faith calculations reflecting the Working Capital Adjustment (if any). Failure to deliver to Seller such adjusted Final Statement of Financial Position within such ninety (90) day period shall be Buyer’s acceptance of the Final Statement of Financial Position and an irrevocable waiver of any right to object thereto.

(c)	The Seller shall have thirty (30) days following the Seller’s receipt of the adjusted Final Statement of Financial Position to deliver to Buyer any objections. Failure to deliver such notice within such thirty (30) day period, shall be deemed to be Seller’s acceptance thereof and irrevocable waiver of any right to object thereto. If Seller timely deliver such written objections (a “Dispute Notice”), which Dispute Notice specifies in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”), then, during the fifteen (15) days following Buyer’s receipt of a Dispute Notice, Buyer and Seller shall diligently attempt to resolve in writing the Disputed Items. Any Disputed Item resolved in writing by Buyer and Seller will be deemed final, binding and conclusive on Buyer and the Seller.

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(d)	In the event that Buyer and Seller do not reach an agreement on all of the Disputed Items during such fifteen (15) day period (or such longer period as they shall mutually agree), then, at the end of such period, Buyer and Seller shall submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to an accounting firm mutually acceptable to the Parties (“Accounting Referee”) to review and resolve such matters. The Accounting Referee’s determination of the Unresolved Items shall be final, binding and conclusive on Buyer and the Seller, absent manifest errors on all Parties, and enforceable before a Governmental Authority, effective as of the date the Accounting Referee’s written determination is received by Buyer and Seller. Each of Buyer and the Seller will bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Accounting Referee shall be split equally between Buyer and Seller.

(e)	Upon final determination that the Actual Working Capital is less than the Target Working Capital (the actual amount, the “Shortfall Amount”), then Seller shall pay such Shortfall Amount to Buyer via wire transfer of immediately available funds within fifteen (15) days of the final determination of the Shortfall Amount.

(f)	Upon final determination that the Actual Working Capital is equal to or exceeds the Target Working Capital (the actual amount, the “Excess Amount”), then Buyer shall pay the Excess Amount to Seller via wire transfer of immediately available funds within thirty (30) days of the final determination of the Excess Amount. Notwithstanding anything to the contrary as set forth herein, in the event the Excess Amount exceeds Fifty Thousand and 00/100 US Dollars ($50,000.00) but is less than One Hundred Fifty Thousand and 00/100 US Dollars ($150,000.00), Buyer shall have an additional ninety (90) days to pay such Excess Amount. In the event the Excess Amount exceeds One Hundred Fifty Thousand and 00/100 US Dollars ($150,000.00), Buyer shall have up to one (1) year to pay such Excess Amount.

2.5	Termination. At any time prior to the Closing Date, this Agreement may be terminated:

(a)	by the mutual written consent of the Parties;

(b)	by Buyer, pursuant to Section 8.2(d) or if Seller is in material breach of the terms of this Agreement;

(c)	by Buyer, if a law or regulation renders the transaction contemplated by this Agreement illegal or prohibited;

(d)	by Seller, if Buyer is in material breach of the terms of this Agreement (including failure to timely pay any amounts then due); or

(e)	by either Party prior to Final Payment in the event that the Regulator issues a final, non-appealable rejection (a “Regulatory Rejection”).

(f)	by either Party following the Final Payment but before the Closing Date, in the event of a Regulatory Rejection.

Upon termination of this Agreement pursuant to this Section 2.5, all transactions contemplated by this Agreement and any associated documents shall be terminated and void.

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2.6	If this Agreement is terminated pursuant to Section 2.5(a)-(c) prior to the Final Payment, the Parties shall instruct the Escrow Agent to return the Deposit, plus any accrued interest to the Buyer within five (5) business days, and Seller shall have the authority to take all necessary steps with the Regulator to ensure it remains as the holder of the License.

2.7	If this Agreement is terminated pursuant to Section 2.5(d) prior to the Final Payment, then the Parties shall instruct the Escrow Agent to deliver to Seller an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and the remaining $750,000.00, plus any accrued interest, to be returned to Buyer within five (5) business days. Seller shall then have full authority to notify the Regulator to withdraw the application for approval for the transfer of the License and take such other steps to ensure Seller remains or is reinstated as the holder of the License.

2.8	If this Agreement is terminated pursuant to Section 2.5(e), and such Regulator Rejection was through no fault of Buyer, then the Parties shall instruct the Escrow Agent to return the Deposit, plus any accrued interest, to Buyer, and Seller shall have authority to take all necessary steps required by the Regulator to ensure it remains the License holder.

2.9	If this Agreement is terminated pursuant to Section 2.5(e) , and such Regulatory Rejection is a result of any grossly negligent or willful act or omission of Buyer (including the willful or negligent failure to satisfy any requirements promulgated by the Regulator), then the Parties shall instruct the Escrow Agent to deliver to Seller an amount equal to Two Hundred Fifty Thousand Dollars and 00/100 ($250,000) and to return to Buyer the remaining $750,000.00, plus any accrued interest. Seller shall then have authority to take all necessary steps required by the Regulator to ensure it remains the License holder.

2.10	If this Agreement is terminated pursuant to Sections 2.5(a)-(c) or (e), and such termination occurs after the Final Payment is made pursuant to Section 2.2, then in addition to the obligations contained in Sections 2.6, 2.8, and 2.9, Seller and the Company shall pay to Buyer within three (3) business days an amount equal to the Final Payment made by Buyer. Notwithstanding any provision of this Agreement to the contrary, this obligation shall survive termination of this Agreement.

2.11	Notwithstanding anything to the contrary as set forth herein, in the event this Agreement has (i) been terminated pursuant to 2.5(f), , then Seller shall retain the Deposit and the Final Payment, and Buyer shall retain the right to future consideration for the sale of the Company and/or the License (the “Buyer-Directed Sale”). In such instance, Buyer shall solely control the sale process for the Buyer- Directed Sale on behalf of the Seller, including without limitation, vetting potential buyers, choosing the ultimate buyer, negotiating the purchase price, sale terms, and transaction documents. Buyer shall have right to retain the Deposit and the Final Payment regardless of the outcome of the Buyer-Directed Sale and Seller shall not be liable for any adverse outcomes related to the Buyer-Directed Sale, including without limitation, in the event Buyer is unable to find a suitable buyer or is unable to negotiate its desired purchase price. In the event such Buyer’s reselling of the Company and/or the License shall be deemed illegal or impossible from the Regulator or another agency, as indicated by the Regulator or applicable agency in writing, the Buyer and Seller shall work together to develop a repayment plan for the Seller to repay the Deposit and the Final Payment to Buyer.

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2.12	Membership Power; Transfer Documents. Buyer shall execute and deliver to Escrow Agent a membership interest/unit power form in blank, and/or power of attorney form in blank (the “Membership Power”) such that in the event of Termination, Seller shall have the right and authority to remove Buyer from the License and remove Buyer as an “owner,” equity holder, or other beneficiary of the Company and/or the License. In the event of a Closing, Escrow Agent shall return the Membership Power to Buyer and destroy any and all copies of the Membership Power. Seller shall execute and deliver to Escrow Agent completed and signed Transfer documents, including, without limitation, a Transfer Application and any other Transfer Information (collectively, the “Seller Transfer Documents”) prior to the date in which the Final Payment is made. In the event of Termination due to Buyer default or mutual agreement, Escrow Agent shall return the Seller Transfer Documents to Seller. In the event of a Seller default, Escrow Agent shall deliver the Seller Transfer Documents to Buyer. In the event of a Closing, whereby the Seller Transfer Documents have been submitted by Seller, the Escrow Agent shall destroy any and all copies of the Seller Transfer Documents.

2.13	Tax Treatment. The Parties agree to treat the purchase by the Buyer of the Units as the sale by the Seller of the Units for U.S. federal income tax purposes (and applicable state and local income tax purposes to the extent it follows the federal treatment) in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1) so as to constitute (i) from the perspective of Seller, a sale of the Units to Buyer pursuant to Section 741 of the Code, and (ii) from the perspective of Buyer, a purchase of the assets deemed to have been distributed to Seller in liquidation of Seller’ partnership interest (the “Intended Tax Treatment”). None of the Parties shall take, or permit others to take on its behalf, any tax position (whether in audits or tax returns or otherwise) inconsistent with the Section 2.2 and the Intended Tax Treatment, unless required to do so by applicable laws or any governmental body. The Parties hereto agree that, notwithstanding anything to the contrary in this Agreement or any other agreement between the Company, the Buyer or the Seller, in connection with the purchase and sale of the Units, the distributive share of partnership items of the Company shall be determined by using the interim closing of the books method described in Treasury Regulation § 1.706-4(c) utilizing a calendar day convention, calculated as of the end of the day on the Closing Date of the purchase and sale contemplated herein (the “Tax Date”). All items of income, gain, loss, deduction, credit and allowance for the first segment of the taxable year of such purchase and sale shall be allocated between the members of the Company as of the Tax Date.

2.14	Withholding. Buyer and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding taxes or other amounts required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable law to be deducted and withheld in connection with operations of the Company prior to Closing. To the extent any such amount is so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

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ARTICLE III

CLOSING

3.1

The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the later of: (i) the first (1st) calendar day of the month following the satisfaction or waiver, if applicable, of all Closing Conditions, including the receipt of all approvals for the transfer of the License by the Regulator, or such earlier time as the Parties agree; or (ii) seven (7) days following the satisfaction or waiver, if applicable, of all Closing Conditions (the “Closing Date”). The period of time between the Effective Date and the Closing Date shall be referred to as the “Term”. The Closing Date or upon such earlier termination of this Agreement (whichever is earlier), shall be referred to as the “Expiration Date”, whereupon this Agreement shall terminate subject to the performance or resolution of any obligations which by their nature may occur on or extend beyond the Expiration Date (including, without limit, required distributions by the Escrow Agent), unless the Parties mutually agree to extend the Expiration Date prior to such termination.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

Seller and Company, jointly and severally, hereby represent and warrant to Buyer, as of the Effective Date, and as of the Closing, that:

4.1	Organization, Qualification, and Power; Capacity. Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Ohio. Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect. Company has all requisite limited liability company power and authority necessary and/or appropriate to carry on the Business and to own and use the License.

4.2	Validity and Execution. Company has the right, power and authority, and Seller has the legal capacity, to enter into this Agreement and the agreements contemplated herein, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All necessary limited liability company actions of Company have been taken to authorize Company to execute and deliver this Agreement and the agreements contemplated herein and to consummate the transactions contemplated hereby and thereby, and this Agreement constitutes and, when executed and delivered, the other agreements and instruments contemplated herein, will constitute the legal, valid and binding obligation of Seller and Company enforceable against Seller and Company in accordance with their respective terms subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application effecting enforcement of creditors’ rights. Furthermore, Company and Seller have obtained any and all consents required from any third party, including without limitation such consents and authorizations as may be required under the FG Loan Documents, to execute this Agreement and the agreements contemplated herein and to consummate the transactions contemplated hereby and thereby.

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4.3	Units. Except for the FG Loan Documents, the Units are validly issued, fully paid and nonassessable and free and clear of any and all liens, mortgages, pledges, security interests, encumbrances, adverse claims, or charges of any kind (“Encumbrances”). The Units constitute all of the outstanding equity interests of the Company. Upon consummation of the transactions contemplated by this Agreement, Buyer will have acquired all right, title and interest in and to the Units, free and clear of any and all Encumbrances and any other lien, security interest, adverse claim, charge, or restrictions, including without limitation any such lien, security interest, adverse claim, charge, or restriction arising out of the FG Loan Documents. Seller owns the Units beneficially and of record. Except for the FG Loan Documents, neither Seller nor Company is a party to any contract or other arrangement with respect to voting rights or transferability, and there are no outstanding subscriptions, options, warrants, or other rights (including conversion or preemptive rights) to purchase, or obligations of the Company to issue, any equity securities of the Company, or any interest convertible into or exchangeable for any equity interest of the Company. Company does not have any appreciation rights, equity incentive or option plan or similar rights or obligations outstanding. No Person other than Seller have ever owned, beneficially or otherwise, any equity securities of Company, or any interest convertible into or exchangeable for any equity interest of the Company. There are no dividends or distributions of Company that have been declared and remain unpaid.

4.4	Subsidiaries. The Company does not own, or have any interest in any shares, or have an ownership interest in any other Person.

4.5	No Litigation. Except as set forth on Schedule 4.5, there is no and there has not been any action, litigation, claim, investigation or proceeding pending or, to Seller’s Knowledge, threatened, against or relating to the Business, the Units, Seller, or Company or to which Seller or Company is a party (either as plaintiff or defendant) nor, to Seller’ Knowledge, is there any basis for any such action, litigation, claim, investigation or proceeding. Neither Seller nor Company nor any of their respective affiliates has been named in any order, judgment, decree, stipulation or consent of or with any court or other governmental authority.

4.6	Noncontravention; Notices and Consents. Except as set forth on Schedule 4.6, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, will: (i) violate or conflict with the articles of organization, operating agreement, or other organizational documentation of Company; (ii) with the exception of Federal Cannabis Laws, violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court (including any Regulatory Authority) (collectively, “Laws”) to which Seller or Company is subject; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or, with the exception of the Federal Cannabis Laws, require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Company is a party or by which Seller or Company is otherwise bound or to which the License or the Units are subject; or (iv) with the exception of the Federal Cannabis Laws, result in the imposition of any Encumbrance upon the License or the Units.

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4.7	Compliance with Laws. Except as set forth on Schedule 4.7, and except with respect to Federal Cannabis Laws, Company and Seller have complied, and are complying, with all Laws (including, without limitation, the Act, HIPAA, and any other laws, regulations, rules and orders relating to the operations of marijuana operations in the State of Ohio) affecting Company or the Business and has not received any notices from any governmental authority to the contrary. Company’s activities have been and are being conducted with the intent to be consistent with the following priorities: (1) Preventing the distribution of marijuana to minors; (2) Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels; (3) Preventing the diversion of marijuana from states where it is legal under state law in some form to other states; (4) Preventing state authorized marijuana activity from being used as a cover or pretext for trafficking of other illegal drugs or other illegal activity; (5) Preventing violence and the use of firearms in the cultivation and distribution of marijuana; (6) Preventing drugged driving and exacerbation of other adverse health consequences associated with marijuana use; (7) Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by growing marijuana on public lands; and (8) Preventing marijuana possession and use on federal property.

4.8	Books and Records. The books and records of Company are true and accurate in all material respects.

4.9	Undisclosed Liabilities. Other than (a) liabilities that are set forth in the Financial Statements, (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) liabilities and obligations arising under Contracts entered into in the ordinary course of business and (d) liabilities and obligations set forth in Schedule 4.9, there are no liabilities of Company, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes of any kind. Schedule 4.9 sets forth a true, complete, and correct list of all Indebtedness of the Company as of the Closing.

4.10	Condition of Assets. All of the assets of Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. All Company assets are in good condition and repair, and none of those assets requires any repair or replacement except due to ordinary wear and tear.

4.11	Tax Matters.

(a)

(i) All Tax Returns and reports required to be filed by Seller and Company for any pre- Closing Tax period have been timely filed, (ii) such Tax Returns were and are true, complete and correct in all respects and were prepared in compliance with all applicable Laws, and (iii) all Taxes (whether or not shown on any Tax Return) due and owing by Seller or Company have been timely paid.

(b)

Company has (i) deducted, withheld and timely paid to the appropriate governmental authority each Tax (including without limitation sales and use, social security and unemployment insurance taxes) required to have been deducted, withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, customer, shareholder, partner, or other party, and (ii) complied with all information reporting, recordkeeping and backup withholding provisions of applicable Law, including the proper completion and timely filing of all Forms W-2 and 1099.

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(c)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Company.

(d)	All deficiencies asserted, or assessments made, against Company as a result of any examinations by any taxing authority have been fully paid.

(e)

Company is not a party or subject to any pending or threatened, claim, action, demand, inquiry, audit, proceeding or investigation of any nature by any taxing authority. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(f)	There are no Encumbrances for Taxes upon any of the assets of Company nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any such assets.

4.12	Employees.

(a)	Schedule 4.12(a) hereto contains a list of all current persons who are employees, independent contractors or consultants of Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof and except as set forth on Schedule 4.12(a), all compensation, including wages, commissions, bonuses, fees and other compensation, due and payable to all employees, independent contractors or consultants of Company for services performed on or prior to the date hereof have been paid in full, if so required according to the Company’s payroll policies.

(b)	Except on Schedule 4.12(a), Company does not offer to any employees, independent contractors or consultants of Company any of the following benefits: pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock- based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement.

(c)

There are no work slowdowns, lockouts, stoppages, picketing or strikes, pending or, to Seller’ Knowledge threatened against Company, and there have been no such troubles within the past three (3) years. To Seller’ Knowledge, no employee of Company is represented by a labor union or similar employee representative body. Company is not a party to, or otherwise subject to, any collective bargaining agreement or other contract with a labor union or similar employee representative body, and no such contract or agreement is being negotiated by Company. No petition has been filed or proceedings instituted by or on behalf of a labor union or other employee representative body with any governmental authority seeking recognition of a bargaining representative of any employees of Company. To Seller’ Knowledge, there is no effort pending or threatened by or on behalf of any labor union or other employee representative body to organize employees of Company, and there have been no such efforts within the past three (3) years. With respect to the transactions contemplated by this Agreement, any notice required under any applicable laws to any employee of Seller have been given or will be given prior to the Closing Date.

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4.13	Environmental Matters. There are no present or past actions or activities by Company or Seller that could form the basis of any claim under Environmental Laws against Company. Company and the Business are and have been in compliance with all Environmental Laws, which compliance includes the possession of, and compliance with, all permits required for the operation of the Business under Environmental Laws. There has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or previously owned, leased or otherwise used by Company or at any location at which the Business has been conducted. Company has not received any notice or been subject to any action alleging that Company has violated or has any liability under any Environmental Law. Company has made available to Buyer current, accurate and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in possession or under control of Seller or Company, in each case as amended and in effect.

4.14	No Brokers. Neither Seller nor Company has retained any broker, agent or finder in connection with the transactions contemplated hereby and no person will be entitled to any brokerage or finder’s commission, fee or similar compensation in connection therewith.

4.15	Permits and Licenses. Company holds all permits and licenses, including the License, which are required for operation of the Business, or which it requires, or is required to have, to own, lease and maintain its properties and assets and to carry on the Business. Except as set forth on Schedule 4.15, all permits and licenses, including the License, are in good standing and are valid and in full force and effect. Company currently is and has been in compliance with all the terms and conditions relating to the permits and licenses, including the License, and there are no proceedings, investigations or inquiries of any kind in progress, pending, or to the Knowledge of Seller threatened, which relate to any of the permits or licenses, including the License, of the Business. None of the permits or licenses, including the License, are subject to any variances, conditions, waivers or other matters. All fees and charges with respect to all permits and licenses, including the License, as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permits or licenses, including the License.

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4.16	Financial Statements. True, complete and correct copies of the unaudited financial statements of Company consisting of the balance sheet as at July 31, 2023 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements of Company consisting of the balance sheet as at July 31, 2023 (the “Balance Sheet Date”) and the related statements of income and retained earnings, members’ equity and cash flow for the seven month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Business, are true, correct, and complete, and fairly present the financial condition of Company as of the respective dates they were prepared and the results of the operations of Company for the periods indicated.

4.17	Contracts. Schedule 4.17 includes a true, correct, and complete list of each contract or agreement to which the Company is a party of by which the Company or its properties or assets are bound. Each such contract or agreement is valid and binding on and enforceable against Company and each other party thereto in accordance with its terms and is in full force and effect. None of Company or, to Seller’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate or modify in any material respect any such contract or agreement. No event or circumstance caused by Seller or Company has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any such contract or agreement or result in a termination or material modification thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each such contract or agreement have been made available to Buyer. There are no disputes pending or, to Seller’ Knowledge, threatened under any such contract or agreement.

4.18	Insurance. Schedule 4.18 lists each insurance policy maintained by or on behalf of Company with respect to the properties and assets of the Business, setting forth the type of coverage thereof. Such policies are valid, binding and in full force and effect, and all premiums due and payable with respect to such insurance policies have been paid as of the Closing Date. Company has not received notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any such insurance policy, and Company is not in default in any material respect with respect to its obligations under any such insurance policy. Seller have made available to Buyer true and complete copies of all of the insurance policies set forth on Schedule 4.18.

4.19	Real Property. Company does not own and has never owned any real property. Other than with respect to the Property, which is leased by Company pursuant to that certain lease agreement (as described on Schedule 4.17) by and between the Company and MMCA Development, LLC (the “Lease”), Company does not and has never leased, subleased, licensed or had a right to use or occupy any real property. The Property comprises all real property used in connection with the Business. There are no written or oral subleases, licenses, concessions, or agreements granting to any other person the right of use or occupancy of the Property, and there is no person (other than Company) in possession of or with any right to possess all or any portion of the Property. Company has a valid leasehold interest in and to the Property, free and clear of all Encumbrances. Company enjoys peaceful and undisturbed possession of the Property. Company is not obligated to purchase the Property or any portion thereof or interest therein, or to purchase any real property. Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of any interest in the Property. The Lease is valid and in full force and effect and is a binding obligation on the Company.

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4.20	No Intellectual Property. The Company represents and warrants that there is no Intellectual Property owned by Company (the “Company Intellectual Property”). The Parties expressly agree that the Company has no title, right, or ownership in or to any of Seller’s or Seller’s Affiliates’ Intellectual Property and, that this Agreement in no manner or means shall grant to Buyer any right, title, license, or interest in and to any Intellectual Property of Company, Seller, or Seller’s Affiliates and any use by Company thereof, including any use of the trademark(s) or wordmarks “BAM Body and Mind” (or any derivation or combination of the same) shall immediately terminate on the Closing Date unless otherwise agreed to by the Parties (or their affiliates) by way of separate agreement.

4.21	Disclosure. No representation or warranty made by Seller or Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading. All of the documents and information provided to Buyer by Seller, Company, or their representatives in connection with Buyer’s diligence review and analysis of Company’s business are true, correct and complete and do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

4.22	Federal Law. Seller and Company each waive any defense to the enforcement of this Agreement based on Federal Cannabis Laws or any theory that this Agreement is void as being against public policy based on illegality under Federal Cannabis Laws including, without limitation, pursuant to the Federal Cannabis Laws.

4.23	Product Liability. There have been no product recalls by Company. No product designed, manufactured, assembled, labeled, packaged or any product or service marketed, sold, leased, licensed, distributed or otherwise delivered by Company is subject to any guaranty, warranty or other indemnity. To Seller’ Knowledge, Company has no liability (and there is no basis for any present or future action against the Company giving rise to any such liability), arising out of any injury to any individual or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, labeled, repaired, sold, leased, licensed, delivered, installed or otherwise distributed, or services rendered, by Company.

4.24	Privacy. No Regulatory Authority has commenced any proceedings, claims, charges, demands, or investigations, and no individual or entity has made any claim, charge, or demand, relating to Company’s privacy policies, notices, statements related to the collection, use, transmission, maintenance, storage, or disclosure of personal data or information, any Laws concerning the privacy and/or security of personally identifiable information that are applicable to Company, or information privacy or data security practices, nor to Seller’ Knowledge, has any such proceeding, claim, charge, demand, or investigation been threatened.

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4.25	Accounts. Schedule 4.25 sets forth a complete and accurate list of all bank accounts, trust accounts, or similar accounts, and safe deposit boxes of Company, the name and address of each bank or financial institution in which Company has any such account or safe deposit box, the number of any such account or safe deposit box, and the names of the Persons authorized to draw on or have access to each such account or safe deposit box. Company does not maintain and has never maintained any off-the-books accounts.

4.26	Inventory. Except for normal course of business waste related to processing and manufacturing inputs, (a) All of the Company’s inventory consists of a quantity and quality usable and saleable in the ordinary course of the Business, is not obsolete, expired, defective or damaged, and is merchantable, (b) all inventory purchased by the Company is in conformity with applicable state laws, (c) to the Knowledge of Seller, all inventory of the Company that has been cultivated, processed, or otherwise manufactured by the Company has been cultivated, processed, or otherwise manufactured in compliance with all applicable state laws, and (d) all inventory of the Company is located at the Property. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work- in-process or finished goods) at the Closing Date will be consistent with the quantities historically held by the Company. The Buyer shall have the right, but not obligation, to inspect at any time, upon reasonable request, beginning on the Effective Date and continuing through the Closing Date, any and all Company inventory.

4.27	Conduct of Business. Except as set forth on Schedule 4.27, since the Balance Sheet Date until the Closing Date, (i) the Company has operated the Business in the ordinary course of business consistent in all material respects with past practices taking into consideration the industry in which the Company operates; (ii) there has been no event, change or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) the Company has not:

(a)

borrowed any amount of money or incurred or become subject to any liability except (i) current liabilities incurred in the ordinary course of business, and (ii) liabilities under Contracts entered into in the ordinary course of business;

(b)

sold, assigned, transferred (including, without limitation, transfers to any employees, members or Affiliates), mortgaged or pledged any assets or properties except in the ordinary course of business, or canceled any debts or claims;

(c)	waived any rights of value or suffered any material theft, damage, destruction or loss (without regard to any insurance) of or to any asset, property or right;

(d)	redeemed or purchased, directly or indirectly, any of its equity interests;

(e)

(i) increased the salary, wages or other compensation rates of any officer, employee, manager or consultant, except within the ordinary course of business, or (ii) made or granted any increase in any employee benefit plan, or amended, terminated or adopted any new employee benefit plan;

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(f)	made any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate;

(g)	authorized any capital expenditures or commitments therefore in excess of $10,000 or $30,000 in the aggregate where any such commitment or expenditure would require payment after Closing.

(h)

made any change in the Tax reporting or accounting principles, practices or policies, including with respect to (i) revenue and expense recognition (including changes in the amounts or rates of any periodic or re-occurring expenses or accruals), (ii) depreciation or amortization policies or rates, (iii) the payment of accounts payable, or (iv) the collection of accounts receivable or otherwise with respect to processing customer transactions;

(i)	accelerated, terminated, modified or cancelled any contract to which the Company is a party or by which it is bound;

(j)

entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any contract that is required (or had it been in effect on the Effective Date would have been required) to be disclosed in the Schedules to this Agreement; or received written notice from any material customer or material supplier that such Person has ceased, may cease or will cease to do business with it or otherwise reduce its volume of business with it.

4.28	Accounts Receivable. The accounts receivable reflected on the Interim Financial Statement and the accounts receivable arising after the date thereof until the Closing Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practices; and (b) to the Seller’ Knowledge, constitute only valid undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practices. Any cash discounts shall be disclosed to the Buyer.

4.29	Tangible Personal Property. Schedule 4.29 lists all Tangible Personal Property. “Tangible Personal Property” means all of the tangible personal property owned by the Company as of the date of this Agreement, wherever located, whether subject to any loan, lease, license, security, conditional sales or title retentional agreement, including, without limitation, all machinery, equipment, materials, supplies, computer hardware, vehicles, office furniture, fixtures and equipment for communications, data processing or general office uses or other tangible personal property, and any and all warranties, used or held for use in the conduct of the Company business.

4.30	Legal Proceedings. There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Seller’s knowledge, threatened against or by Seller or any Affiliate of Seller that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

4.31	No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Company, as of the Effective Date, and as of the Closing, that:

5.1	Formation and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

5.2	Validity and Execution. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been, and upon their execution the Ancillary Agreements to which Buyer is a party shall have been, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.3	No Brokers. Buyer has not retained any broker, agent or finder in connection with the transactions contemplated hereby and no person will be entitled to any brokerage or finder’s commission, fee or similar compensation in connection therewith.

5.4	Federal Law. Buyer waives any defense to the enforcement of this Agreement based on Federal Cannabis Laws or any theory that this Agreement is void as being against public policy based on illegality under Federal Cannabis Laws including, without limitation, pursuant to the Federal Cannabis Laws.

5.5	Noncontravention; Notices and Consents. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, will: (i) with the exception of Federal Cannabis Laws, violate any Laws to which Buyer is subject; or (ii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is otherwise bound, in any manner that would reasonably be expected to impair the consummation of the transactions contemplated by this Agreement.

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5.6	Investment Purposes. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.7	Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.8	Legal Proceedings. There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

5.9	Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and Seller set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Company, any Seller nor any other Person has made any representation or warranty as to the Company, Sellers or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

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ARTICLE VI

CLOSING DELIVERIES OF SELLER

6.1	On the Closing Date, Seller shall deliver to Buyer:

(a)

a certificate executed by an authorized officer of Company, to the effect that: (i) attached thereto are true and complete copies of all resolutions of the members and, if applicable, managers of Company authorizing the execution, delivery, and performance of this Agreement and other agreements, instruments and documents required to be delivered in connection with this Agreement and the consummation of the transactions contemplated herein and therein, and that such resolutions are in full force and effect; (ii) that attached thereto are true and complete copies of the current governing documents of Company and that such documents are in full force and effect; (iii) attached thereto is a certificate of good standing of each state in which Company is authorized to conduct business; and (iv) the representations and warranties of Company set forth in this Agreement are accurate and that Company is in compliance with its covenants and obligations hereunder in all material respects;

(b)	any and all consents and approvals required of Seller and Company before Closing from the Regulatory Authorities or applicable governmental organization and any other person required (i) to evidence the completed transfer/substitution of Buyer as holder of the License or (ii) for the consummation of the transactions contemplated hereby, including without limitation any consents or approvals required under the FG Loan Documents;

(c)	assignments for the transfer of all of the Units free and clear of all Encumbrances or other liens, security interests, charges, or adverse interests, in form and substance acceptable to Buyer, duly executed by Seller, in substantially similar form to the attached Exhibit B;

(d)	any and all materials necessary for operating the Company, including, but not limited to the Applications and related information, standard operating procedures, all passwords, including answers to security questions, and usernames and other account or login information (the “Company Information”) three (3) days prior to Closing;

(e)	a non-foreign affidavit from Seller, dated as of the Closing Date, in form and substance required under Treasury Regulations issued under Section 1445 of the Code stating that no Seller is a foreign person as defined in Section 1445 of the Code;

(f)	resignations of all managers, officers and authorized signatories to all of the bank and other depository and investment accounts of Company, effective as of the Closing;

(g)	such other assignment or conveyance documents as may be reasonably requested by Buyer.

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ARTICLE VII

CLOSING DELIVERIES OF BUYER

7.1	On the Closing Date, Buyer shall deliver to Seller:

(a)

a certificate executed by an authorized officer of Buyer, to the effect that: (i) attached thereto are true and complete copies of all resolutions authorizing the execution, delivery, and performance of this Agreement and other agreements, instruments and documents required to be delivered in connection with this Agreement and the consummation of the transactions contemplated herein and therein, and (ii) that such resolutions are in full force and effect the representations and warranties of Buyer set forth in this Agreement are accurate and that Buyer is in compliance with its covenants and obligations hereunder in all material respects.

(b)	any and all consents and approvals from the Regulatory Authorities or applicable governmental organization required to evidence the completed transfer/substitution of Buyer as holder of the License;

(c)	the Purchase Price, delivered in accordance with Section2.2and 2.3;

(d)	such other assignment or conveyance documents as may be reasonably requested by Seller.

ARTICLE VIII

COVENANTS

8.1	Mutual Covenants.

(a)

Further Assurances. Subject to the terms and conditions of this Agreement and unless otherwise provided herein, each Party will use its reasonable commercial efforts (including cooperating to the fullest extent reasonably practicable with the efforts of the other Party to this Agreement) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under applicable law to consummate the transaction contemplated under this Agreement as promptly as practicable. In furtherance, not limitation, of the foregoing, Seller, at any time after the Closing Date, upon request of Buyer, shall do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the conveying, transferring, assigning, and delivering to Buyer, or to its successors and assigns, and for aiding and assisting in collecting and reducing to possession, the Units and all of the assets of the Company, including, without limitation, the License.

(b)

Public Statements. Seller and Company, on the one hand, and Buyer, on the other hand, agree that, except as otherwise compelled by law or the Regulator or consistent with a statement approved in writing by the Parties, they will not (and will cause their respective affiliates and representatives not to) issue or make any public reports, statements or releases relating to this Agreement or the transactions contemplated hereunder, without the prior written consent of the other Party, which consent may be withheld in its sole discretion of a Party for any reason or no reason; provided, however, that Buyer and its affiliates may make any such reports, statements or releases to their existing and prospective investors in order to facilitate Buyer’s capital raises or fundraising initiatives. Further provided, however, that Seller and its Affiliates may, without the prior written consent of the Buyer, issue any press release or make any public statement or disclosure as may be required by applicable Law or the applicable rules of the Canadian Stock Exchange.

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(c)

Confidentiality. From and after the Closing Date, Seller and Buyer shall not, and shall cause its respective affiliates and representatives not to, use or disclose to any person any Confidential Information of the other Party(ies) for any reason or purpose whatsoever, nor shall they make use of any such Confidential Information for their own purposes or for the benefit of any person except Buyer and Seller and their respective affiliates; provided that, after the Closing Date, Confidential Information relating to the Company, the Business, the License, and the Units may be used or disclosed by Buyer or its affiliates for any purpose and in any manner, in each case without the consent of Seller or its affiliates. In the event that Seller or Buyer is required in any legal proceeding, interrogatory, subpoena, civil investigation, or similar process to disclose any such Confidential Information, such Party will notify the other Party promptly of the request or requirement so that the Party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.1(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or Buyer is, on the advice of counsel, compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt, Seller or Buyer may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Buyer shall use best efforts to obtain, at the request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer or Seller shall designate. “Confidential Information” means any information of a proprietary, confidential, or non-public nature relating to Buyer or Seller, the Company, the Business, or the Units, excluding information that (i) as of the Effective Date, is in the public domain; (ii) after the Effective Date enters the public domain through no wrongful action or inaction on the part of Seller or Buyer; and (iii) is communicated to Seller or Buyer by a third party under no duty of secrecy or confidentiality to any Person.

(d)

Transfer Application; Department Approval. Seller, Company, and Buyer shall use commercially reasonable efforts to cause the Department Approval to be obtained as soon as practicable following the Effective Date. Each Party will promptly make all filings or submissions as are required in order to obtain the Department Approval, however, and notwithstanding anything to the contrary as contained herein and hereunder, the Parties agree that the submission of the Transfer Application for Department Approval shall be submitted no earlier than December 8, 2023 (the date of submission to the Regulator, the “Submission Date”), including, without limitation, the required application to the Regulator for the transfer of the Units (which includes an effective transfer of the License) (the “Transfer Application”). Notwithstanding the foregoing, the Parties agree and acknowledge that the Submission Date shall not be later than March 1, 2024, unless mutually extended by the Parties in writing. Buyer agrees to furnish to Seller and Company all necessary information to transfer the License (the “Transfer Information”) using commercially reasonable efforts, and Company agrees that within five (5) business days of receiving the Transfer Information, Company will submit the Transfer Application to the Regulator. Each Party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by the Regulator in connection therewith, and Seller and Company will (i) permit Buyer to review in advance any proposed response or information proposed to be provided to the Regulator and incorporate Buyer’s reasonable comments thereto; (ii) promptly comply with any such inquiry or request; and (iii) promptly provide Buyer with copies of the information provided to the Regulator with respect to any such inquiry or request. In addition, each Party will keep the other apprised on a prompt basis of the status of any such inquiry or request and, to the extent reasonably practicable, will not participate in any meeting, or engage in any substantive conversation, with the Regulator in connection with such filings or submissions without giving the other Party reasonable prior notice of such meeting or conversation and, unless prohibited by Applicable Law or the Regulator, the opportunity to attend and participate in such meeting or conversation. Seller and Company will (i) unless otherwise prohibited by law, provide Buyer with copies of all correspondence, filings, and written communications between Seller or Company, on one hand, and the Regulator or its staff, or their designees, on the other hand, with respect to this Agreement and the transactions contemplated hereby, (ii) take all actions reasonably necessary to obtain the Department Approval as promptly as practicable, (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its affiliates from the Regulator, and (iv) consult and cooperate with Buyer, and consider in good faith the views of Buyer, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of Buyer, Seller or Company in connection with proceedings under or relating to this Agreement or the transactions contemplated hereby. Neither Buyer, Seller nor Company shall, and each shall cause their respective affiliates not to, take any action that could adversely affect or delay the Department Approval. Notwithstanding the foregoing, Seller agree to preserve trade secrets in the Transfer Application by making redactions to the Transfer Application in accordance with Buyer’s request to make such redactions. Seller also agree to submit a cover letter regarding the redacted information in the Transfer Application to the Regulator identifying the legal justifications for redactions as proposed and justified by Buyer.

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8.2	Seller’s and Company’s Covenants.

(a)

Restriction on Transfer. During the Term, the Seller will not sell, assign, transfer, grant an interest in, convey, encumber, pledge or otherwise dispose of (“Transfer”) the Units, and the Company will not issue any equity interest, or interest convertible into or exchangeable for any equity interest, in the Company or any subscriptions, options, warrants, or other rights (including conversion or preemptive rights) to purchase, or obligations of the Company to issue, any equity securities of the Company, or any interest convertible into or exchangeable for any equity interest in the Company. The Company will not recognize any attempted Transfer of Units on the books and records of the Company. If any Units are certificated, each certificate will be updated promptly to include a legend referencing this Agreement and indicating the restrictions of transfer that are contained in this Agreement.

(b)

Exclusivity. In consideration of the expenses that Buyer has incurred and will incur in connection with this Agreement and the transactions contemplated hereby, Seller and Company each agree, for itself and its affiliates, that neither they nor any of their respective representatives, officers, employees, managers, agents, members, subsidiaries, affiliates, or representatives (collectively, the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates to acquire all or any portion of Company or its assets, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with any such acquisition proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (each, an “Acquisition Proposal”). Immediately upon execution of this Agreement, Seller and Company shall terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding any Acquisition Proposals. Seller and Company each represent that no member of the Seller Group is party to or bound by any agreement that conflicts with their obligations under this Section.

(c)	Compliance with Laws; Ordinary Course. During the Term, the Company shall and Seller shall cause the Company to:

i.	comply with all federal, state, and local laws, statutes, codes, ordinances, rules, and regulations applicable to the Company, other than the federal Controlled Substances Act solely as it relates to the distribution, possession, and sale of cannabis products (collectively, “Applicable Laws”) and promptly notify Buyer in the event that the Company receives any notice, claim, or demand from any governmental authority asserting the violation of any Applicable Laws;

ii.	subject to any approved expansion of the Business, conduct the business of the Company only in the ordinary course of business consistent with past practice and use best efforts to preserve the present business operations, organization, and goodwill of the Company;

iii.	maintain its properties and assets in good working order;

iv.	maintain the License and any other licenses and permits necessary or advisable for the operation of its business and ownership or use of its properties in compliance with all Applicable Laws; and

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v.

furnish to Buyer and its representatives, upon reasonable prior written notice and at reasonable times during normal business hours, (A) such access to the assets, books and records, facilities (including, without limitation, the Facility), key employees, customers, suppliers, and advisors of Company as Buyer may from time to time reasonably request and (B) such access to financial, legal, tax, environmental, intellectual property, regulatory, licensing, labor and other information relating to Company as Buyer or its representatives may from time to time reasonably request. Buyer shall be entitled to inspect, examine, and photocopy all of such documents and information. Notwithstanding the foregoing, Seller shall have the right to deny access or photocopying to Buyer in the event that Buyer’s access or photocopying would violate any administrative rule, statute, or other law governing the operation of medical marijuana entities in the State of Ohio. In the event Seller denies access to Buyer as permitted by this Section, Seller will cooperate with Buyer to take commercially reasonable steps to obtain any required approvals to permit Buyer to enter the real property and to otherwise provide any information denied to Buyer pursuant to this section in an alternative format; and

vi.	provide all assistance reasonably necessary for Buyer to obtain and secure any bond required by the Regulator.

(d)

Supplement to Disclosure Schedule. From time to time prior to the Closing, the Seller shall have the obligation to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the Effective Date (each a “Schedule Supplement”). As a result of the matters disclosed in such Schedule Supplement, Buyer has the right to terminate this Agreement within ten (10) business days of its receipt of such Schedule Supplement or receive a dollar-for-dollar reduction to the Purchase Price (if such Schedule Supplement results in a material financial discrepancy). Within ten (10) business days of its receipt of such Schedule Supplement, if Buyer believes such Schedule Supplement results in a material financial discrepancy, Buyer shall provide Seller with a notice of same (the “Notice of Price Reduction”), specifying: (i) a description of the material financial discrepancy and basis for the Purchase reduction; (ii) the amount of the Purchase Price reduction; and (iii) any other relevant information relating to the material financial discrepancy. Unless Seller provides satisfactory evidence that the alleged material financial discrepancy is erroneous or mistaken (as determined by Buyer in Buyer’s reasonable discretion) or provides Buyer notice of Seller’s intent to dispute the Purchase Price reduction, the Notice of Price Reduction shall be deemed accepted by Seller. At such time, Buyer may elect to reduce the Purchase Price by the amount set forth in the Notice of Price Reduction. Should Seller desire to dispute the Purchase Price reduction, the Parties shall resolve such dispute in accordance with the same procedures set forth in Section 2.4(c) and Section 2.4(d).

(e)	Company Information. No later than three (3) days prior to Closing, Seller and Company will provide all Company Information to Buyer.

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(f)

Aged Payables. To the extent not otherwise accounted for in the Working Capital Adjustment pursuant to Section 2.3 and Section 2.4, at Closing, the Company shall have paid all Aged Payables and sales taxes that were incurred prior to the Closing Date and that are due prior to Closing in full.

(g)	Negative Covenants. Without limiting the generality of the foregoing, the Company and Seller shall not take any of the following actions without the prior written consent of Buyer:

i.	take any action, or fail to take any action, that foreseeably could result in a loss or material impairment of the License;

ii.	sell, lease, license, encumber, or otherwise dispose of any properties or assets of the Company except for: (1) sales of inventory in the ordinary course of business; or (2) disposal of any products in connection with any recall, waste disposal procedures, or governmental directive;

iii.	as to the Company only, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any capital securities of any class of, or any Person;

iv.	sell, transfer, convey, or lease all or any part of the Company’s assets or capital securities;

v.	sell or assign, with or without recourse, any Company receivables, in each case whether in one transaction or a series of related transactions;

vi.	adopt a plan, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

vii.	engage in any action with the intent to, directly or indirectly, adversely impact or delay the consummation of the transactions contemplated by this Agreement;

viii.	make any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate;

ix.	authorize any capital expenditures or commitments therefore in excess of $10,000 individually or $30,000 in the aggregate where any such commitment or expenditure would require payment after Closing.

x.	agree, authorize, or commit to do any of the foregoing.

(h)	Seller and Company will continue to operate the Business uninterrupted through the Closing Date.

(i)

Non-Disparagement. Seller and Company will not, and will cause their affiliates and their respective representatives not to, disparage or criticize Buyer or any of its affiliates (including, after the Closing, Company), their management or their products or services, and not to otherwise do or say anything that could disrupt the good morale of employees of the Buyer or any of its affiliates (including, after the Closing, Company) or harm the interests or reputation of the Buyer or any of its affiliates (including, after the Closing, Company).

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(j)

Non-Solicitation; Non-Interference. During the Restricted Period, Seller shall not, directly or indirectly, alone or in combination with or for the benefit of any other Person, and shall cause its affiliates not to, engage in any of the following activities:

i.	request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, or accept or assist any Person in accepting if offered with or without solicitation, the employment or services of any Person who is (or was during the twelve (12) month period preceding such action or acceptance) a Protected Personnel;

ii.	request, solicit or encourage, or assist any Person in requesting, soliciting or encouraging, any Protected Personnel to terminate such Person’s employment or engagement with the Company or the Buyer; or

iii.	hire or engage, agree to hire or engage or assist any other Person in hiring or engaging the services of any Protected Personnel;

iv.	interfere with, alter, or attempt to interfere with or alter, any relationship between the Company, Buyer or any of its affiliates or subsidiaries, on the other hand, and any Protected Business Contact or Protected Personnel, on the other hand.

(k)	Tax Matters.

i.

Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Date Tax Periods for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if computed under an interim closing of the books of the Company as of the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

ii.

Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 8.2(e) or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

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iii.

Seller shall prepare or cause to be prepared and file or cause to be filed the income Tax Returns of the Company for any Pre-Closing Tax Period of the Company (including, for the avoidance of doubt, the final IRS Form 1065, US Return of Partnership Income, of the Company) that are required to be filed after the Closing Date (each, a “Seller-Prepared Tax Return”). Buyer shall prepare or cause to be prepared and file or cause to be filed any other Tax Returns for any Straddle Periods and Pre-Closing Tax Periods of the Company that are required to be filed after the Closing Date (each, a “Buyer-Prepared Tax Return”). All Tax Returns shall be prepared in accordance with the most recent tax practices of the Company unless otherwise required by law. Seller shall provide to Buyer draft copy of such Seller-Prepared Tax Returns as well as provide reasonable access to the books, records and work papers used to produce and support such Seller- Prepared Tax Returns at least thirty (30) days prior to their filing deadline and permit Buyer to review and comment on each such Seller-Prepared Tax Return prior to filing. Seller shall incorporate such revisions to such Seller-Prepared Tax Returns as are reasonably requested by Buyer that are in accordance with the most recent tax practices of the Company and in accordance with applicable law. Buyer shall provide to Seller draft copy of such Buyer-Prepared Tax Returns as well as provide reasonable access to the books, records and work papers used to produce and support such Buyer-Prepared Tax Returns at least thirty (30) days prior to their filing deadline and permit Seller to review and comment on each such Buyer-Prepared Tax Return prior to filing. Buyer shall incorporate such revisions to such Buyer-Prepared Tax Returns as are reasonably requested by Seller that are in accordance with the most recent tax practices of the Company and in accordance with applicable law.

iv.

In the event that Buyer receives any written notice of a threatened or pending audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any or all taxes with respect to, taxes or tax returns of the Company for any Pre-Closing Tax Period or Straddle Period (each, a “Tax Contest”), Buyer will promptly notify Seller in writing thereof. Seller shall be entitled (but shall not have the duty) to control the contest (at its own cost and expense) of any Tax Contest; provided, however, that (i) the Buyer shall have the right to participate in any Tax Contest and to employ counsel of its choice for such purpose and (ii) Seller shall not settle, compromise or concede any such Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. In the case of any Tax Contest that the Seller have the right to control but do not elect to control pursuant to this Section, Buyer shall control the contest of any such Tax Contest; provided, however, that Buyer shall not settle, compromise or concede any such Tax Contest that affects the Seller without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld, or delayed.

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(l)

FG Loan. At or prior to Closing, Seller and the Company shall (i) cause the Company to be removed as a loan party under the FG Loan Documents, and (ii) cause all liens or encumbrances placed on the assets of the Company or Seller’s equity in the Company arising under the FG Loan Documents to be removed and released.

(m)

Release. Upon consummation of the Closing and except to the extent of their individual rights of indemnification as managers and/or officers of the Company, Seller, on their own behalf, and on behalf of their representatives, heirs, successors, and assigns, and any other Person who may claim by, for, through, or on behalf of any of them (the “Releasing Parties”), do hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge each of Buyer and the Company, and each of their respective successors, assigns and predecessors and each of their affiliates and their respective stockholders, members, partners, directors, managers, advisors, employee and agents and their successors and assigns (the “Released Parties”) from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, indemnification rights against the Company arising prior to Closing (expressly including, without limitation, any indemnification, contribution or such rights arising out of or relating to any breach of this Agreement by the Company prior to Closing), covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts of whatever kind or character, each to the extent arising prior to Closing, whether in law, equity or otherwise, or direct or indirect, that the Releasing Parties now have, or may hereafter have or acquire, against any of the Released Parties with respect to the ownership of the Units, or the ownership, operation, business, affairs, management or condition of the Business or the Company, each to the extent arising prior to Closing; provided, however, that nothing contained herein will operate to release (i) any obligations of any of the Released Parties or any rights of Seller arising under this Agreement, or (ii) any claims based upon facts or circumstances occurring solely after the Closing or with respect to agreements entered into after the Closing.

Seller acknowledges and agree that the restrictions contained in this Section 8.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any provision contained in this Section 8.2 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.2, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.2 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 8.2 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to equitable relief including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

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8.3	Buyer’s Covenants.

(a)

Buyer will not, and will cause its affiliates and their respective representatives not to, disparage or criticize Seller or any of its affiliates or any products or services provided by Seller or its affiliates, and not to otherwise do or say anything that could disrupt or harm the interests or reputation of Seller or its affiliates.

ARTICLE IX

CLOSING CONDITIONS

Each of Buyer and Seller agree that Closing is subject to the occurrence of the following conditions (the “Closing Conditions”):

9.1	The approval of this transactions contemplated hereunder by board of managers of each of Buyer and Seller, respectively;

9.2	The approval of the Regulator to change the ownership of the License pursuant to Ohio Admin. Code 3796:3-1-08, from Seller to Buyer (“Department Approval”) and any other third-party consents required to effect such change of ownership, including without limitation any consents required under the FG Loan Documents;

9.3	The Lease has been renewed on terms acceptable to Buyer;

9.4	The landlord in the Lease and/or any lender to the landlord in the Lease has provided any necessary approvals required to permit the Buyer to operate under the Lease;

9.5	Buyer has received all Company Information from Seller necessary for operating the Company;

9.6	Escrow Agent has received the Seller Transfer Documents;

9.7	The absence of illegality or an injunction preventing the Closing;

9.8	All representations and warranties made by Seller are true, complete and accurate as of the Closing Date;

9.9	All representations and warranties made by Buyer are true, complete, and accurate as of the Closing Date;

9.10	The continued operation of the Company by the Seller of the Facility and the payment of any and all debts and accounts in the ordinary course of business through the Closing Date;

9.11	The continued compliance of the Licenses by the Seller through the Closing Date; and

9.12	There are no material adverse changes to the assets of the Company from the Effective Date to the date of Closing.

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ARTICLE X

INDEMNIFICATION

10.1

Indemnification by Seller. Seller, jointly and severally, agree to indemnify and defend (at Buyer’s request) Buyer, its affiliates (including, after Closing, Company) and respective stockholders, members, partners, directors, managers, advisors, employee and agents and their successors and assigns (collectively, “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnified Parties arising out of or related to:

(a)	any breach or inaccuracy of any representation or warranty made by Seller or Company in this Agreement or any agreement delivered in connection herewith;

(b)	the breach by Seller or Company of any covenant or agreement contained in this Agreement or agreement delivered in connection herewith;

(c)	any action by any Regulatory Authority arising solely out of the operation of the Business by Seller prior to the Closing Date; or

(d)

any (i) Taxes (or the non-payment thereof) of Company for any Tax period that ends on or prior to the Closing Date and the portion of any Tax period that begins before the Closing Date and ends after the Closing Date ending on the Closing Date, (ii) any Tax of another Person imposed on Company as a result of an act or transaction occurring prior to the Closing or as the result of being a member of a consolidated, combined or unified group prior to the Closing, and (iii) any costs, expenses or other Damages with respect to Taxes indemnified pursuant to this Section 10.1(d).

10.2

Indemnification by Buyer. Buyer hereby agrees to indemnify and defend Seller and their respective members, partners, directors, managers, advisors, employee, agents, successors and assigns (collectively, “Seller Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by Seller Indemnified Parties arising out of or related to:

(a)	any breach or inaccuracy of any representation of warranty made by Buyer in this Agreement or any agreement delivered in connection herewith;

(b)	any action by any Regulatory Authority arising solely out of the operation of the Business by Buyer after the Closing Date; or

(c)	the breach by Buyer of any covenant, obligation, or agreement contained in this Agreement or agreement delivered in connection herewith.

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10.3	Assertion of Claims.

(a)	Procedures for Third Party Claims.

i.	The Indemnified Party agrees to give written notice within thirty (30) days after the Indemnified Party becomes aware of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section10.1 or Section10.1(d), by a third party (a “Third Party Claim”). The failure by any Indemnified Party to notify the Indemnifying Parties shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section10.3(a), except to the extent such failure shall actually and materially prejudice an Indemnifying Party.

ii.	The Indemnified Parties shall take all steps reasonably necessary to assist the Indemnifying Party in the defense or settlement of such Third Party Claim, and shall at all times diligently and promptly pursue the resolution of such Third Party Claim and shall at all times use reasonable efforts to support the Indemnifying Party’s efforts to resolve the same. The Indemnified Parties shall, and shall cause each of their affiliates and representatives with respect to such Third Party Claims, to cooperate fully with the Indemnifying Parties (at the Indemnifying Parties’ expense) in the defense of any Third Party Claim defended by the Indemnifying Parties.

iii.	The Indemnifying Parties shall in no event be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party. Indemnifying Parties shall make all available efforts to (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (B) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or to the conduct of any Indemnified Party’s business; (C) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of all claims of any kind any Indemnified Party potentially affected by such Third Party Claim or otherwise; and (D) not agree to any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party.

iv.	Anything to the contrary in this Section10.3(a) notwithstanding, the Indemnifying Parties shall also be liable for the reasonable fees and expenses of counsel incurred by each Indemnified Party in defending any Third Party Claim if such Third Party Claim, if successful, is likely to result in a judgment, decree or an order of injunction or other equitable relief or relief for other than money Damages, against such Indemnified Party.

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(b)

Procedures for Direct Claims. In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section10.3(b). If the Indemnifying Party does not notify the Indemnified Party in writing within fifteen (15) business days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.

10.4	Reservation of Rights. Notwithstanding anything in this Agreement or otherwise to the contrary, nothing set forth herein is intended to or shall release a party for any fraud, intentional misrepresentation, willful misconduct, or bad faith (collectively, “Fraud”) in connection with the transactions contemplated hereby.

10.5	Survival. The representations and warranties contained herein shall survive the Closing for a period of eighteen (18) months after Closing; provided, that the Fundamental Reps shall survive the Closing indefinitely. Covenants and agreements shall survive indefinitely until fully performed or waived by the party entitled to performance. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. All other provisions that reasonably may be expected to survive will survive expiration or termination of this Agreement.

10.6	Certain Limitations. The indemnification provided for in Section 10.1 and Section 10.2 shall be subject to the following limitations:

(a)	The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 10.1(a), Section 10.1(b) and Section 10.1(c), collectively, other than for Damages arising from Fraud, tax matters, or a breach of Fundamental Reps, not exceed the Purchase Price.

(b)	Notwithstanding the foregoing, the aggregate amount of all Damages for which Seller shall be liable pursuant to Section 10.1(a), other than for Damages arising from Fraud, tax matters, or a breach of Fundamental Reps shall not exceed 50% of the Purchase Price.

(c)	The aggregate amount of all Damages for which Buyer shall be liable pursuant to Section 10.2(a), Section 10.2(b), and Section 10.2(c), collectively, other than for Damages arising from Fraud or a breach of Fundamental Reps, shall not exceed the Purchase Price.

(d)	Notwithstanding the foregoing, the aggregate amount of all Damages for which Buyer shall be liable pursuant to Section 10.2(a), other than for Damages arising from Fraud or a breach of Fundamental Reps, shall not exceed 25% of the Purchase Price.

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10.7	Tax Treatment. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

10.8

Materiality. For purposes of both determining the amount of any Damages with respect to, any representation or warranty for which indemnification would be available under Section 10.1 and 10.2, all qualifications in such representation or warranty as to “materiality” (including the word “material”), “in all material respects”, “material adverse effect” or any correlative terms or similar qualifiers will be disregarded.

10.9	Exclusive Remedy. Subject to Section 11.13, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or tax related matters) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, except with respect to Section 11.13, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.13 or to seek any remedy on account of Fraud by any Party hereto.

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ARTICLE XI

MISCELLANEOUS

11.1

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by personally by the recipient; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e- mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

(a)	If to Buyer:

LMTB LLC

c/o PTS Corp.

4801 Emerson Ave.

Suite 112

Palatine, IL 60067 Attn: Legal Department

Email: compliance@ptsgrows.com

With a copy (which, alone, shall not constitute notice) to:

Frantz Ward LLP

200 Public Square, Suite 3000

Cleveland, OH 44114 Attn: Thomas Haren

Email: tharen@frantzward.com

(b)	If to Seller:

DEP Nevada, Inc. 2625 N. Green Valley Pkwy, Ste 150 Henderson, Nevada 89014 Email: triphoffman@bodyandmind.com With a copy (which, alone, shall not constitute notice) to: lukian.kobzeff@rimonlaw.com

11.2

Amendments; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

11.3

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and any reference to a Party shall also be a reference to the successors and permitted assigns thereof. Seller may not assign, delegate or otherwise transfer any or all of its rights or obligations under this Agreement without the prior written consent of Buyer, which consent may be withheld in its sole discretion. Any assignment in violation of the terms of this Agreement will be void.

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11.4	Transaction Expenses. The Buyer, on the one hand, and Seller, on the other hand, shall bear all of their respective expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement.

11.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

11.6	Federal Cannabis Laws. The Parties hereto agree and acknowledge that no Party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No Party hereto shall have any right of rescission or amendment arising out of or relating to any non- compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Act or by the Regulator, and no Party shall seek to enforce the provisions hereof in federal court unless and until the Parties have reasonably determined that the Act is fully compliant with Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

11.7	Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto (including delivery via email, *.pdf or similar electronic means).

11.8	Entire Agreement. This Agreement (and any other agreements contemplated hereby or separately executed and delivered by the Parties in connection with the execution and delivery of this Agreement), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or other contemporaneous agreements, understandings and negotiations, both written and oral, between the Parties.

11.9	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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11.10	Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties hereto, including, without limitation, requirements that the Parties take no action in violation of the Act or the guidance or instruction of the Regulator. The Parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the Parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not limitation of the foregoing, the Parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other Parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

11.11	Interpretation. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein and have had an opportunity to consult with independent legal and accounting advisors. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, including, but not limited to, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

11.12	Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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11.13	Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

11.14	Disclosure Schedule. All section headings in the Disclosure Schedules correspond to the sections of this Agreement. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company or Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers to be effective as of the date hereof.

COMPANY

NMG OH P1, LLC

By:	/s/ Stephen ‘Trip’ Hoffman
Name:	Stephen ‘Trip’ Hoffman
Title:	Authorized Signatory

SELLER DEP Nevada, Inc.

By:	/s/ Stephen ‘Trip’ Hoffman
Name:	Stephen ‘Trip’ Hoffman
Title:	Authorized Signatory

BUYER LMTB LLC By: PTS CORP., its sole member and manager

By:	/s/ David A. Flood
Name:	David A. Flood
Title:	Authorized Signatory

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Exhibit A

Seller’s Ownership Structure

Member’s Name	Member’s Address	Member’s Capital Contribution	Member Units	Percentage Interest
DEP Nevada, Inc.	6420 Sunset Corporate Dr, Las Vegas NV 89120	$100	500	100%

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Exhibit B

Assignment of Units

FOR VALUE RECEIVED, DEP Nevada, Inc. hereby sells, assigns and transfers unto LMTB LLC, an Illinois limited liability company, one hundred percent (100%) of the membership interests (the “Units”) in and to NMG OH P1, LLC d/b/a Body and Mind, an Ohio limited liability company (“Company”) standing in its name on the books of the Company, and does hereby irrevocably constitute and appoint any officer of the Company its attorney-in-fact to transfer the said Units on the books of the Company maintained for that purpose, with full power of substitution.

Dated:

IN WITNESS WHEREOF, the undersigned has executed this Assignment as of the date written above.

DEP Nevada, Inc.

By:
Name:
Its:

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